Exhibit 3.3
Dated 21 December 1995
RIO TINTO PLC
and
RTP SHAREHOLDER SVC PTY LIMITED
and
RIO TINTO LIMITED
and
RIO TINTO AUSTRALIAN HOLDINGS LIMITED
and
THE LAW DEBENTURE TRUST CORPORATION p.l.c.
RTP SHAREHOLDER VOTING AGREEMENT
relating to the Special Voting Share and certain Ordinary Shares of Rio Tinto Limited as amended by an agreement dated 18 January 2010 following amendments to the constitutional documents of Rio Tinto Limited and Rio Tinto plc approved by Special
Resolutions dated 15 April 2009 and 20 April 2009
Linklatters
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref JAGI/IAH

This Agreement dated 21 December 1995 is made between:
(1)	RIO TINTO PLC, a company incorporated in England with registered number 719885, whose registered office is at 2 Eastbourne Terrace, London W2 6LG (“RTP”);

(2)	RTP SHAREHOLDER SVC PTY LIMITED (ACN 070 481 908), a company incorporated in Victoria, Australia (“RTP Shareholder SVC”);

(3)	RIO TINTO LIMITED (ACN 004 458 404), a company incorporated in Victoria, Australia, whose registered office is at Level 33, 120 Collins Street, Melbourne 3000, Victoria, Australia (“RTL”);

(4)	RIO TINTO AUSTRALIAN HOLDINGS LIMITED, a company incorporated in England with registered number 464176, whose registered office is at 2 Eastbourne Terrace, London W2 6LG (“RTAH”); and

(5)	THE LAW DEBENTURE TRUST CORPORATION p.l.c., a company incorporated in England with registered number 1675231, whose registered office is at Fifth floor, 100 Wood Street, London EC2V 7EX (“Law Debenture”).
Whereas:
(A)	Following announcements made on 9 October 1995, RTL and RTP entered into an Implementation Agreement on 3 November 1995 pursuant to which RTL and RTP have agreed to do certain acts and things to implement the DLC Merger of RTL and RTP.

(B)	RTP Shareholder SVC and RTAH have agreed that RTAH shall procure that Tinto Holdings Australia Pty Limited shall vote any RTL Ordinary Shares it holds and that RTP Shareholder SVC shall vote the RTL Special Voting Share in accordance with this Agreement.
Now this Agreement witnesses as follows:
1	Definitions and Interpretation

(A)	In this Agreement, unless the context shall otherwise require, the following expressions shall have the following meanings:

“Australian dollars” means the lawful currency from time to time of Australia;

“Business Day” means a day on which banks are ordinarily open for business in both London and Melbourne, excluding Saturdays and Sundays;

“Class Rights Action” means any of the actions listed in Article 7(a) of the RTL Memorandum and Articles, if undertaken or to be undertaken by RTL;

“Companies Act Subsidiary” has the meaning ascribed to the term “subsidiary” in Section 1159 of the Companies Act 2006 and shall mean when used in reference to a company any subsidiary of that company from time to time;

“Completion” means the time at which the steps set out in Clause 5 of the Implementation Agreement have been completed;

“Corporations Act” means the Corporations Act 2001 (Commonwealth of Australia) and includes a reference to the Corporations Regulations made under that Act;

“Corporations Act Subsidiary” has the meaning ascribed to the term “subsidiary” in Section 9 of the Corporations Act and when used in reference to a body corporate shall mean any subsidiary of that body corporate from time to time;

“DLC Merger” means the merger of RTP and RTL so that, inter alia, RTL and RTP have a unified management structure and so that the businesses of both the RTL Group and the RTP Group are run on a unified basis;

“Equalisation Fraction” means the Equalisation Ratio expressed as a fraction with the numerator being the number relating to the RTL Ordinary Shares and the denominator being the number relating to the RTP Ordinary Shares;

“Equalisation Ratio” means the ratio of the dividend, capital and voting rights per RTL Ordinary Share to the dividend, capital and voting rights per RTP Ordinary Share (which will be 1:1 immediately following the RTL Bonus Issue), which shall be subject to adjustment in accordance with Clause 5.1.2(d) of the Sharing Agreement and paragraph 5 of Schedule 2 to the Sharing Agreement;

“Excluded RTL Holder” means a Relevant Person (who is not a Permitted Person) (both as defined in the RTL Memorandum and Articles) and on whom a notice has been served under Article 145D of the RTL Memorandum and Articles which has not been complied with to the satisfaction of the RTL directors or withdrawn;

“Excluded RTP Holder” means a Relevant Person (who is not a Permitted Person) (both as defined in the RTP Memorandum and Articles) and on whom a notice has been served under Article 64(E) of the RTP Memorandum and Articles or on whom a direction notice has been served under Article 63 of the RTP Memorandum and Articles which in either case has not been complied with to the satisfaction of the RTP directors or withdrawn;

“Implementation Agreement” means the Agreement headed “DLC Merger Implementation Agreement” entered into between RTL and RTP on 3 November 1995;

“Joint Decision” has the meaning given to it in the Sharing Agreement;

“Joint Decision Matter” has the meaning given to it in the Sharing Agreement;

“Ordinary Resolution of the Publicly-held RTL Ordinary Shares” means a resolution passed on a poll by a simple majority of the votes cast thereon at a general meeting of RTL or a separate general meeting of the holders of RTL Ordinary Shares of which notice specifying the intention to propose such resolution as an ordinary resolution has been duly given and on which in either case only votes attaching to Publicly-held RTL Ordinary Shares (other than shares held by an Excluded RTL Holder or by an Excluded RTP Holder) have been cast or on which votes attaching to non Publicly-held Shares have been disregarded;

“Ordinary Resolution of the Publicly-held RTP Ordinary Shares” means a resolution passed on a poll by a simple majority of the votes cast thereon at a general meeting of RTP or a separate general meeting of the holders of RTP Ordinary Shares of which notice specifying the intention to propose such resolution as an ordinary resolution has been duly given and on which in either case only votes attaching to Publicly-held RTP Ordinary Shares (other than shares held by an Excluded RTP Holder or by an Excluded RTL Holder) have been cast or on which votes attaching to non Publicly-held Shares have been disregarded;

“Parallel General Meeting” in relation to RTL or RTP means the general meeting of the shareholders of that company which is most nearly contemporaneous with the general meeting of the shareholders of the other company and at which some or all of the same matters or some or all equivalent matters are considered;

“Publicly-held Ordinary Shares” means, in relation to RTL, Publicly-held RTL Ordinary Shares and, in relation to RTP, Publicly-held RTP Ordinary Shares;

“Publicly-held RTL Ordinary Shares” means RTL Ordinary Shares the beneficial owners of which are not members of the RTP Group;

“Publicly-held RTP Ordinary Shares” means RTP Ordinary Shares the beneficial owners of which are not members of the RTL Group;

“Publicly-held Shares” means, in relation to RTL, Publicly-held RTL Ordinary Shares and, in relation to RTP, Publicly-held RTP Ordinary Shares;

“Relevant RTL Constitutional Amendment” means the amendment, removal or alteration of the effect of (or ratification of any breach of) any RTL Entrenched Provision or any Entrenching Provision (as those terms are defined in the RTL Memorandum and Articles) or the amendment, removal or alteration of the effect of any other provision of the RTL Memorandum and Articles which amendment, removal or alteration is treated as subject to Clause 5.1.4 of the Sharing Agreement pursuant to that Clause 5.1.4;

“RTL Bonus Issue” means the bonus issue of 7.5 RTL Ordinary Shares for each 100 RTL Ordinary Shares to take place following Completion;

“RTL Group” means RTL and its Subsidiaries from time to time;

“RTL Memorandum and Articles” means the Memorandum and Articles of Association of RTL which will be in effect immediately following Completion, as amended from time to time;

“RTL Ordinary Shares” means the issued ordinary shares in RTL from time to time;

“RTL Special Voting Share” means the special voting share in RTL;

“RTP Group” means RTP and its Subsidiaries from time to time;

“RTP Memorandum and Articles” means the Memorandum and Articles of Association of RTP which will be in effect immediately following Completion, as amended from time to time;

“RTP Ordinary Shares” means the issued ordinary shares of 10p each in RTP from time to time;

“RTP Shareholder SVC Shares” means the two issued shares in RTP Shareholder SVC;

“RTP Shareholder SVC Trust Deed” means the Trust Deed of even date herewith entered into between RTP Shareholder SVC, RTP and Law Debenture;

“RTP Special Voting Share” means the special voting share of 10p in RTP;

“Sharing Agreement” means the Agreement of even date herewith headed “DLC Merger Sharing Agreement” between RTL and RTP as amended from time to time;

“Special Resolution of the Publicly-held RTL Ordinary Shares” means a resolution passed on a poll by not less than a three-fourths majority of the votes cast thereon at a general meeting of RTL or at a separate general meeting of the holders of RTL Ordinary Shares of which notice specifying the intention to propose such resolution as a special resolution has been duly given and on which in either case only votes attaching to Publicly-held RTL Ordinary Shares (other than shares held by an Excluded RTL Holder or by an Excluded RTP Holder) have been cast or on which votes attaching to non Publicly-held Shares have been disregarded;

“Special Resolution of the Publicly-held RTP Ordinary Shares” means a resolution passed on a poll by not less than a three-fourths majority of the votes cast thereon at a general meeting of RTP or at a separate general meeting of the holders of RTP Ordinary Shares of which notice specifying the intention to propose the resolution as a special resolution has been duly given and on which in either case only votes attaching to Publicly-held RTP Ordinary Shares (other than shares held by an Excluded RTP Holder or by an Excluded RTL Holder) have been cast or on which votes attaching to non Publicly-held Shares have been disregarded;

“Specified Number of Tinto Shares to be Voted” means the lesser of the number of the Tinto Shares and the Total Specified Number;

“Specified Number of Votes attaching to the RTL Special Voting Share” means the Total Specified Number less the Specified Number of Tinto Shares to be Voted, if a positive number and, if not, zero;

“sterling” means the lawful currency from time to time of the United Kingdom;

“Subsidiary” means, in the case of RTL, a Corporations Act Subsidiary, and in the case of RTP, a Companies Act Subsidiary;

“Tinto Holdings Australia” means Tinto Holdings Australia Pty Limited (ACN 004 327 922), a company incorporated in New South Wales, Australia whose registered office is at Level 33, 120 Collins Street, Melbourne, Victoria, Australia;

“Tinto Shares” means the RTL Ordinary Shares from time to time held by Tinto Holdings Australia or beneficially owned by any other member of the RTP Group;

“Total Specified Number” means, in relation to a resolution on a Joint Decision Matter at a general meeting of RTL, the number of votes attaching to Publicly-held RTP Ordinary Shares cast in relation to the equivalent resolution on the poll at the Parallel General Meeting of RTP (other than those cast by any Excluded RTP Holder or by an Excluded RTL Holder) divided by the Equalisation Fraction rounded up to the nearest whole number of votes.
(B)
(i)	References in this Agreement to “A$” are to Australian dollars and references in this Agreement to “£” and “p” are to pounds sterling and to pence sterling or to such other currencies for the time being of Australia and the United Kingdom respectively.

(ii)	Words denoting the singular number only shall include the plural number also and vice versa, words denoting one gender shall include the other genders and words denoting individuals only shall include firms and corporations and vice versa.

(iii)	Unless the context otherwise requires, words or expressions used in this Agreement in relation to RTP shall bear the same meanings as in the Companies

Act 2006 and words or expressions used in this Agreement in relation to RTL shall bear the same meanings as in the Corporations Act.

(iv)	In this Agreement unless the context otherwise requires references to Clauses and paragraphs shall be construed as references to Clauses and paragraphs of this Agreement respectively.

(v)	References to resolutions of the holders of Publicly-held Shares of either RTL or RTP shall be deemed to include resolutions of the members or the relevant class of members of the party concerned on which only holders of Publicly-held Shares have cast their votes.

(vi)	References to procedural resolutions comprise all resolutions put to a general meeting which were not included in the notice of such meeting but nevertheless fall to be considered by that meeting.

(vii)	In this Agreement references to an “equivalent resolution” considered by holders of Publicly-held RTP Ordinary Shares mean the resolution considered at the most nearly contemporaneous general meeting of RTP which bears a close relationship to the relevant resolution being considered at a RTL general meeting. For example, but without limitation, a resolution to appoint or remove an individual as a director of RTP, to appoint or remove the auditors of RTP or to receive and adopt the accounts of RTP would, if no resolution considering such matters in relation to RTL were put to the RTP general meeting, be the “equivalent resolution” to a resolution relating to the appointment or removal of the same individual as a director of RTL, the appointment or removal of the same international firm of auditors as RTL’s auditors or the receipt or adoption of RTL’s accounts as the case may be and references to a meeting of RTL considering “equivalent matters” to those considered at a meeting of RTP shall be similarly construed.

(viii)	References to the votes attaching to non Publicly-held Shares being disregarded in respect of any resolution shall mean that the resolution in question would have been duly passed (or not passed as the case may be) if the votes attaching to the non Publicly-held Shares had not been cast.
(C)	The Clause headings are inserted herein only for convenience and shall not affect the construction hereof.
2	Joint Decisions. Restrictions on Voting of the Tinto Shares and the RTL Special Voting Share

2.1	Each of RTL and RTP agrees with the other, RTAH and RTP Shareholder SVC that any Joint Decision Matter shall be submitted for approval by a resolution of the company affected by the matter and by an equivalent resolution of the other company, each by the same majority (i.e. both by ordinary or both by special resolution) to separate meetings of the shareholders of both RTL and RTP, whether or not such approval is required by law, the rules of any relevant stock exchange or otherwise.

2.2	Each of RTL and RTP agrees with the other, RTAH and RTP Shareholder SVC that, if a matter requires a Joint Decision, it shall do all acts and things necessary to ensure that the relevant annual or extraordinary general meetings, as appropriate, are held on the same day or as closely in time to each other as practicable (taking into account the fact that some or all of the directors of RTP and RTL may wish to attend both meetings).

2.3	Each of RTL and RTP agrees with the other, RTAH and RTP Shareholder SVC that any resolution put to its general meeting in relation to which the RTL Special Voting Share is or may be entitled to vote pursuant to Clause 5.1 or Clause 6.1 of the Sharing Agreement shall be decided on by a poll.

2.4	RTL agrees with RTP, RTAH and RTP Shareholder SVC that any poll on which the RTL Special Voting Share is or may be entitled to vote taken at its general meeting shall (as regards the RTL Special Voting Share and the Tinto Shares) be kept open for such time as to allow the Parallel General Meeting of RTP to be held and for the votes attaching to the Tinto Shares and the RTL Special Voting Share to be calculated and cast on such poll, although such poll may be closed earlier in respect of shares of other classes and/or RTL Ordinary Shares apart from the Tinto Shares.

2.5	RTAH agrees with RTP Shareholder SVC (but not with RTP or RTL) that it will procure that Tinto Holdings Australia shall not exercise any of the votes attached to the Tinto Shares, and RTP agrees with RTP Shareholder SVC (but not with RTL) that it will procure that any RTL Ordinary Shares beneficially owned by any other member of the RTP Group shall not be voted except in both cases on a resolution approving a Joint Decision or a procedural resolution in accordance with Clause 2.7.

2.6	RTP Shareholder SVC agrees with RTAH (but not with RTP or RTL) that it will not exercise any of the votes attached to the RTL Special Voting Share except in accordance with Clauses 2.8, 4, 5 and 6.

2.7	Unless the number of Tinto Shares is zero, RTAH agrees with RTP Shareholder SVC (but not with RTP or RTL) that it will procure that Tinto Holdings Australia shall at each general meeting of RTL at which any Joint Decision Matter is to be considered give a proxy to the chairman of the meeting in respect of a number of votes which is equal to the lesser of:
(i)	the maximum number of votes attached to the Publicly-held RTP Ordinary Shares (excluding any Publicly-held RTP Ordinary Shares which are held by or on behalf of any Excluded RTP Holder or any Excluded RTL Holder) which was cast on a Joint Decision Matter at the Parallel General Meeting of RTP (or, if the Parallel General Meeting of RTP has not been held and such votes counted by the beginning of the relevant RTL general meeting, the maximum number of such votes as are authorised to be so cast upon proxies lodged with RTP by such time as the chairman of the relevant RTL general meeting may determine) divided by the Equalisation Fraction and rounded up to the nearest whole number; and

(ii)	the number of Tinto Shares
so that such votes can be cast on procedural resolutions at that meeting as the chairman may determine.

2.8	RTP Shareholder SVC agrees with RTAH and RTP that at each general meeting of RTL at which any Joint Decision Matter is to be considered it shall procure that a proxy is given to the chairman of the meeting in respect of the number of votes equal to the maximum number of votes attached to the Publicly-held RTP Ordinary Shares (excluding any Publicly-held RTP Ordinary Shares which are held by or on behalf of any Excluded RTP Holder or any Excluded RTL Holder) which was cast on a Joint Decision Matter at the Parallel General Meeting of RTP (or, if the Parallel General Meeting of RTP has not been held and such votes counted by the beginning of the relevant RTL general meeting, the maximum number of such votes as are authorised to be so cast upon proxies lodged with

RTP by such time as the chairman of the relevant RTL general meeting may determine) divided by the Equalisation Fraction rounded up to the nearest whole number minus the number of votes on any proxy given by Tinto Holdings Australia in accordance with Clause 2.7 and notified to RTP Shareholder SVC in accordance with Clause 3.2 so that such votes can be cast on procedural resolutions at that meeting as the chairman may determine.

3	Notification of Votes Cast on Joint Decisions at Parallel General Meeting. Calculation of Specified Numbers

3.1	RTP agrees with RTP Shareholder SVC, RTAH and RTL that, in relation to each general meeting of RTL at which any Joint Decision Matter is to be considered, RTP shall, as soon as possible after it knows how the holders of Publicly-held RTP Ordinary Shares voted on any equivalent resolution or resolutions at the Parallel General Meeting of RTP, inform RTP Shareholder SVC, RTAH and RTL by notice in accordance with Clause 18 and inform Tinto Holdings Australia of:
(a)	how many votes attaching to the RTP Ordinary Shares were cast at the Parallel General Meeting of RTP in favour of each resolution equivalent to a resolution related to a Joint Decision Matter proposed at that general meeting of RTL and how many were cast against; and

(b)	its calculations of the Total Specified Number, Specified Number of Tinto Shares to be Voted and Specified Number of Votes attaching to the RTL Special Voting Share in relation to each of the resolutions on such Joint Decision Matters and of the way in which RTP Shareholder SVC is required to exercise the Specified Number of Votes attaching to the RTL Special Voting Share in relation to each such resolution under Clause 4.3 and of the way in which RTAH is required to procure that Tinto Holdings Australia exercises the Specified Number of Tinto Shares to be Voted in relation to each such resolution under Clause 4.3.
3.2	RTP agrees with RTP Shareholder SVC, RTL and RTAH that, prior to the commencement of any RTL general meeting on which a Joint Decision Matter is to be considered, it shall inform RTAH and RTP Shareholder SVC by notice in accordance with Clause 18 of its calculation of the number of votes in respect of which the proxies referred to in Clauses 2.7 and 2.8 shall be given and shall also inform Tinto Holdings Australia of its calculation by notice to its registered office.

3.3	If the number of Tinto Shares is zero, notice need not be given to RTAH and Tinto Holdings Australia under Clause 3.1 or 3.2.

4	Exercise of Votes Attaching to the Tinto Shares and the RTL Special Voting Share on Joint Decisions

In relation to every general meeting of RTL at which any Joint Decision Matter is to be considered:

4.1	RTP Shareholder SVC agrees with RTAH (but not with RTP or RTL) to be present by its corporate representative appointed in accordance with subsection 250D(1) of the Corporations Act or by proxy or proxies;

4.2	Unless the number of Tinto Shares is zero, RTAH agrees with RTP Shareholder SVC (but not with RTP or RTL) to procure that Tinto Holdings Australia is present by its corporate representative appointed in accordance with subsection 250D(1) of the Corporations Act or by proxy or proxies;

4.3	Provided that RTP has complied with all of its obligations under Clause 3, then, on any resolution relating to a Joint Decision Matter, RTP Shareholder SVC agrees with RTAH (but not with RTP or RTL) to exercise the Specified Number of Votes attaching to the RTL Special Voting Share and RTAH agrees with RTP Shareholder SVC (but not with RTP or RTL) to procure that Tinto Holdings Australia exercises the votes on the Specified Number of Tinto Shares to be Voted (if any), in each case in accordance with the following provisions:
(a)	the Total Specified Number of votes only shall be cast on the resolution by use of the votes on the Specified Number of Tinto Shares to be Voted and the Specified Number of Votes attaching to the RTL Special Voting Share;

(b)	such number of the Total Specified Number of votes shall be cast in favour of the resolution as equals the number of votes attached to Publicly-held RTP Ordinary Shares which were exercised in favour of the equivalent resolution on the poll at the Parallel General Meeting of RTP (other than those cast by Excluded RTP Holders or by persons on whom a notice has been served under Article 145D of the RTL Memorandum and Articles) divided by the Equalisation Fraction and rounded up to the nearest whole number, and the remainder of the Total Specified Number of votes shall be cast against the resolution; and

(c)	RTAH shall procure that Tinto Holdings Australia exercises the votes on the Specified Number of Tinto Shares to be Voted (if any) in such a way as to reflect as nearly as possible the proportion of votes cast in favour and against the resolution referred to in paragraph (b) and RTP Shareholder SVC shall exercise the Specified Number of Votes attaching to the RTL Special Voting Share (if any) in such a way as to ensure that, taking into account the way in which the Specified Number of Tinto Shares to be Voted have been voted (if applicable), the provisions of paragraph (b) will be satisfied.
4.4	If RTP shall not have complied with all of its obligations under Clause 3 or RTAH shall not have complied with all of its obligations under Clauses 4.2 and 4.3, RTP Shareholder SVC shall not be obliged to cast any of the votes attaching to the RTL Special Voting Share on a Joint Decision Matter.

5	Relevant RTL Constitutional Amendments

5.1	Each of RTL and RTP agrees with the other and RTP Shareholder SVC that any Relevant RTL Constitutional Amendment shall be submitted for approval to a separate general meeting of holders of RTP Ordinary Shares and to a general meeting of RTL shareholders at which RTP Shareholder SVC shall vote or abstain from voting in accordance with the provisions of this Clause 5.

5.2	Each of RTL and RTP agrees with the other and RTP Shareholder SVC that if a Relevant RTL Constitutional Amendment is to be considered, it shall do all such acts and things necessary to ensure that the relevant general meeting of RTL’s shareholders and separate general meeting of holders of RTP Ordinary Shares are held on the same day, or as closely in time to each other as practicable (taking into account the fact that some or all of the directors of RTP and RTL may wish to attend both meetings).

5.3	Each of RTL and RTP agrees with the other and RTP Shareholder SVC that any resolution put to such RTL general meeting and RTP separate general meeting shall be decided on by a poll in each case.

5.4	RTL agrees with RTP and RTP Shareholder SVC that any poll at a general meeting of shareholders of RTL relating to a Relevant RTL Constitutional Amendment shall be kept open for such time as to allow the separate general meeting of holders of RTP Ordinary Shares to be held and for the votes attaching to the RTL Special Voting Share (if any) to be calculated and cast on such poll, although such poll may be closed earlier in respect of shares of other classes.

5.5	RTP agrees with RTL and RTP Shareholder SVC that, in relation to each general meeting of RTL’s shareholders at which a Relevant RTL Constitutional Amendment is to be considered, RTP shall, as soon as possible after it knows how the holders of RTP Ordinary Shares voted at the separate general meeting of such holders, inform RTP Shareholder SVC and RTL by notice in accordance with Clause 18 of whether or not such equivalent resolution or resolutions were passed as Special Resolutions of the Publicly-held RTP Ordinary Shares.

5.6	In relation to every general meeting of RTL at which any Relevant RTL Constitutional Amendment is to be considered, RTP Shareholder SVC agrees with RTP and RTL to be present by its corporate representative appointed in accordance with subsection 250D(1) of the Corporations Act or by proxy or proxies, and on any resolution relating to a Relevant RTL Constitutional Amendment:
(a)	as soon as practicable after it has been informed by RTP that any Relevant RTL Constitutional Amendment has been approved by a Special Resolution of the Publicly-held RTP Ordinary Shares, to give its consent to the Relevant RTL Constitutional Amendment in accordance with Article 7(d) or Article 7(e) of the RTL Memorandum and Articles (as applicable) and not to cast any votes attaching to the RTL Special Voting Share in relation to the Relevant RTL Constitutional Amendment; and

(b)	to withhold its consent to any Relevant RTL Constitutional Amendment in accordance with Article 7(d) or Article 7(e) of the RTL Memorandum and Articles (as applicable) and to exercise all of the votes attaching to the RTL Special Voting Share in such a way as to defeat any resolution to make any Relevant RTL Constitutional Amendment which it has been informed by RTP has not been approved by a Special Resolution of the Publicly-held RTP Ordinary Shares. By exercising all of the votes attaching to the RTL Special Voting Share in such manner, RTP Shareholder SVC will be deemed not to consent to the Relevant RTL Constitutional Amendment.
5.7	If RTP shall not have complied with all its obligations under this Clause 5, RTP Shareholder SVC shall not be obliged to give its consent to, or to cast any of the votes attaching to the RTL Special Voting Share on, a Relevant RTL Constitutional Amendment.

6	Class Rights of the RTL Special Voting Share

6.1	RTP Shareholder SVC, as holder of the RTL Special Voting Share, agrees with RTL and RTP to give its consent to a variation or abrogation or deemed variation or abrogation of the rights of the RTL Special Voting Share pursuant to Article 7 of the RTL Memorandum and Articles whenever, but only if, RTP has informed it that the variation or abrogation or deemed variation or abrogation (as the case may be) has been approved by:
(a)	in the case of the Class Rights Actions listed in Clause 5.1.1 of the Sharing Agreement, an Ordinary Resolution of the Publicly-held RTP Ordinary Shares; and

(b)	in the case of the Class Rights Actions listed in Clause 5.1.2 of the Sharing Agreement, a Special Resolution of the Publicly-held RTP Ordinary Shares.
6.2	RTP agrees with RTP Shareholder SVC and RTL that, whenever a variation or abrogation or deemed variation or abrogation pursuant to Article 7 of the RTL Memorandum and Articles of the rights of the RTL Special Voting Share is proposed, a separate general meeting of the holders of RTP Ordinary Shares shall be convened for the purpose of considering the relevant resolution under Clause 6.1(a) or 6.1(b) approving such variation or abrogation or deemed variation or abrogation, and RTP shall, as soon as it knows how the holders of Publicly-held RTP Ordinary Shares voted on such resolution, inform RTP Shareholder SVC and RTL by notice in accordance with Clause 18 of the result.

6.3	RTP Shareholder SVC agrees with RTL and RTP that it shall, as soon as reasonably practicable and in any event within one Business Day of being informed of the result of the resolution referred to in Clause 6.2 give or refuse its consent in writing to the variation or abrogation or deemed variation or abrogation of the rights of the RTL Special Voting Share in question and shall send such consent or refusal to RTL (with a copy to RTP) as a notice in accordance with Clause 18.

7	Transfer of RTL Special Voting Share

RTP Shareholder SVC agrees with RTL and RTP that except in the circumstances set out in Clauses 17.1 and 17.2, it shall not transfer the RTL Special Voting Share to any other person unless both:
(a)	a Special Resolution of the Publicly-held RTL Ordinary Shares consenting to the transfer to that person shall have been passed; and

(b)	a Special Resolution of the Publicly-held RTP Ordinary Shares consenting to the transfer to that person shall have been passed.
8	Obligations Subject to Applicable Laws and Regulations

Each of the obligations of the parties hereunder will be subject to any applicable law and regulation of any relevant regulatory body.

9	Default by RTP, RTAH or RTL

9.1	If at any time default is made by RTL, RTAH or RTP in the performance or observance of any obligation or other provision binding on it under or pursuant to this Agreement and owed to RTP Shareholder SVC, RTP Shareholder SVC shall institute such proceedings as it may reasonably consider to be appropriate in relation to any such default and shall not be obliged to give notice of its intention to do so.

9.2	For the removal of doubt, neither RTL nor RTP is entitled to institute proceedings to enforce a covenant made under this Agreement which is not given in its favour.

10	Supply of Information; Confidentiality

10.1	So long as RTP Shareholder SVC is registered as the holder of the RTL Special Voting Share, RTL shall give to RTP Shareholder SVC or any person approved by RTL and RTP and appointed in writing by RTP Shareholder SVC such information as it or he shall reasonably require (other than information which is of a price-sensitive nature and not generally available) for the purpose of the discharge of the powers, duties and discretions vested in it under this Agreement.

10.2	So long as RTP Shareholder SVC is registered as the holder of the RTL Special Voting Share, RTP shall give to RTP Shareholder SVC or any person approved by RTL and RTP and appointed in writing by RTP Shareholder SVC such information as it or he shall reasonably require (other than any information which is of a price-sensitive nature and not generally available) for the purpose of the discharge of the powers, duties and discretions vested in it under this Agreement.

10.3	RTP Shareholder SVC undertakes, and agrees to use its best endeavours to procure that any person appointed in writing by it in accordance with Clause 10.1 or 10.2 shall undertake to RTL and RTP not to divulge any information given to it pursuant to Clause 10.1 or 10.2 which is confidential to the party which gave it the information unless prior written approval is given by the party which gave it the information or unless required by applicable law or any regulatory authority.

11	Remuneration and Expenses of RTP Shareholder SVC

11.1	RTP shall pay or procure that payment is made to RTP Shareholder SVC or its nominee of such fees and expenses as may be agreed from time to time between RTP, Law Debenture and RTP Shareholder SVC.

11.2	The remuneration referred to in Clause 11.1 shall continue to be payable until RTP Shareholder SVC shall cease to be registered as the holder of the RTL Special Voting Share.

11.3	In the event of RTP Shareholder SVC finding it expedient or necessary or being required to undertake any exceptional duties in relation to the performance of its obligations and the exercise of the powers, authorities and discretions vested in it under this Agreement RTP shall pay RTP Shareholder SVC such special remuneration in addition to that referred to in Clause 11.1 as shall be mutually agreed.

11.4	RTP shall pay the remuneration referred to in Clause 11.1 and any additional special remuneration under Clause 11.3 exclusive of any applicable value added tax (or any Australian equivalent) which shall be added at the rate applicable in the circumstances and paid by RTP.

11.5	RTP shall in addition pay all travelling and other costs, charges and expenses including legal costs and other professional fees (including, where applicable, value added tax or any Australian equivalent) which the RTP Shareholder SVC may properly incur in relation to the performance of its obligations and the exercise of the powers, authorities and discretions vested in it under this Agreement.

12	Powers etc. of RTP Shareholder SVC

12.1	RTP Shareholder SVC may in relation to this Agreement act on the opinion or advice of or information obtained from any lawyer, valuer, banker, accountant, the registrars for the time being of RTL or RTP or other expert, whether obtained by RTL or RTP or by RTP Shareholder SVC or otherwise, and in any such case, provided that RTP Shareholder SVC shall have acted reasonably in its choice of any such person, RTP Shareholder SVC shall not be responsible for any losses, liabilities, costs, claims, actions, damages, expenses or demands which it may incur or which may be made against it in connection with or occasioned by so acting. Any such opinion, advice or information may be sought or obtained by letter, facsimile, telegram, telex or cable and RTP Shareholder SVC shall not be liable for acting on any opinion, advice or information or for acting on, implementing and giving effect to any decision, determination or adjustment purporting to be conveyed by any such letter, facsimile, telegram, telex or cable appearing on its face to be authentic although the same shall contain an error or shall not be authentic.

12.2	RTP Shareholder SVC shall have all requisite powers, authorities and discretions as shall be necessary or appropriate to enable it to take all and any such actions as it is contemplated by the other provisions of this Agreement and the provisions of Articles 7 and 74 of the RTL Memorandum and Articles that RTP Shareholder SVC should take.

12.3	Save as otherwise expressly provided in this Agreement RTP Shareholder SVC shall, as regards all powers, authorities and discretions vested in it under this Agreement, have absolute and uncontrolled discretion as to the exercise or non-exercise thereof and, provided it shall have acted honestly and reasonably, it shall be in no way responsible for any losses, costs, damages, expenses, liabilities, actions, demands or inconveniences that may result from the exercise or non-exercise thereof.

12.4	RTP Shareholder SVC shall not be responsible for having acted upon or having implemented or given effect to any resolution purporting to have been passed as an Ordinary Resolution of the Publicly-held RTP Ordinary Shares or a Special Resolution of the Publicly-held RTP Ordinary Shares at any meeting of the holders of RTP Ordinary Shares in respect whereof minutes have been made and signed (or in respect of which it has been informed by a director or the secretary of RTL or RTP or other duly authorised person that the resolution has been passed) even though it may subsequently be found that there was some defect in the constitution of the meeting or the passing of the resolution or that for any reason the resolution was not valid or binding upon the holders of the relevant shares or (as the case may be) was not in accordance with this Agreement.

12.5	Each of Law Debenture and RTP Shareholder SVC shall be at liberty to accept a notice given under Clause 18 signed or purporting to be signed by any director or the secretary of RTL or RTP as appropriate and shall otherwise be at liberty to accept a certificate signed or purporting to be signed by any two of the directors of RTL or RTP or other duly authorised person as to any fact or matter upon which Law Debenture or, as the case may be, RTP Shareholder SVC may in the performance of any of its obligations and the exercise of any of the powers, authorities and discretions under this Agreement require to be satisfied or to have information or a statement to the effect that in the opinion of the persons so certifying any particular dealing, transaction, step or thing is expedient and neither Law Debenture nor RTP Shareholder SVC shall be in any way bound to call for further evidence nor to verify the accuracy of the contents thereof nor be responsible for any losses, liabilities, costs, damages, actions, demands or expenses or for any breach of any of the provisions of this Agreement that may be occasioned by accepting or acting or relying on any such certificate or notice.

12.6	RTP Shareholder SVC shall not be bound to take any steps to ascertain whether any breach of any of the provisions of this Agreement has occurred and, until it shall have actual knowledge to the contrary, RTP Shareholder SVC shall be entitled to assume that no such breach has occurred.

12.7	Notwithstanding any other provision of this Agreement, RTP Shareholder SVC may refrain from acting if it has not been supplied with such information as it considers necessary to enable it to comply with the terms of this Agreement, having requested such information.

13	Indemnities

13.1	Subject to Clause 13.2, RTP agrees with RTP Shareholder SVC to indemnify it, its directors, officers, employees, controlling persons and every attorney, manager, agent, delegate or other person appointed by it under this Agreement against all liabilities and expenses incurred by it or him in the execution or purported execution of its obligations under this Agreement and of any powers, authorities or discretions vested in it or him pursuant to this Agreement and against all actions, proceedings, costs, claims, damages, expenses and demands in respect of any matter or thing done or omitted in any way relating to this Agreement, including, without limitation, any consent required to be given by RTP Shareholder SVC in accordance with Clause 6.1 or the institution by RTP Shareholder SVC of any proceedings pursuant to Clause 9 in respect of any default by RTL, RTAH or RTP.

13.2	Nothing contained in this Agreement shall, in any case in which RTP Shareholder SVC or, as the case may be, any attorney, manager, agent, delegate or other person appointed by RTP Shareholder SVC under this Agreement has been guilty of fraud or gross negligence in the performance of any of its duties hereunder exempt RTP Shareholder SVC or, as the case may be, such attorney, manager, agent, delegate or other person appointed by RTP Shareholder SVC under this Agreement from or indemnify him or it against any liability for breach of contract or any liability which by virtue of any rule of law would otherwise attach to him or it in respect of any negligence, default or breach of duty of which he or it may be guilty in relation to his or its duties under this Agreement.

14	RTP Shareholder SVC’S Activities

For as long as RTP Shareholder SVC shall be registered as the holder of the RTL Special Voting Share:
(a)	RTP Shareholder SVC agrees that the only activities carried out by RTP Shareholder SVC (unless both RTL and RTP expressly agree in writing) shall be such activities as are necessary or expedient in order for RTP Shareholder SVC to perform its obligations and exercise its powers, authorities and discretions pursuant to this Agreement and enforce the performance by each of RTL, RTP and RTAH of its obligations hereunder; and

(b)	Law Debenture agrees to procure so far as it is able as Trustee under the RTP Shareholder SVC Trust Deed that RTP Shareholder SVC shall not breach the undertaking given by it in (a) above and that no changes shall be made to the

Memorandum and Articles of Association of RTP Shareholder SVC unless both RTL and RTP expressly agree thereto in writing.
15	Ownership and Directors of RTP Shareholder SVC

15.1	For as long as RTP Shareholder SVC shall be registered as the holder of the RTL Special Voting Share, Law Debenture agrees with each of RTL and RTP (subject to the RTP Shareholder SVC Trust Deed) (i) that it or (with the consent of RTP and RTL) its nominee shall remain the registered holder of the RTP Shareholder SVC Shares; and (ii) that Law Debenture shall not create or allow to subsist any lien, charge or encumbrance over any RTP Shareholder SVC Shares.

15.2	For as long as RTP Shareholder SVC shall be registered as the holder of the RTL Special Voting Share, RTP Shareholder SVC agrees with each of RTL and RTP, and Law Debenture agrees with each of RTL and RTP to procure (so far as it is able as Trustee under the RTP Shareholder SVC Trust Deed), that RTP Shareholder SVC will not create, allot or issue any shares or securities or grant any right to, or take any action which might require, the creation, allotment or issue of any such shares or securities or increase, repay, redeem or reduce any of its share capital.

15.3	For as long as RTP Shareholder SVC shall be the registered holder of the RTL Special Voting Share, Law Debenture agrees to procure (so far as it is able as Trustee under the RTP Shareholder SVC Trust Deed) that the only directors (including any alternate directors) of RTP Shareholder SVC shall be persons who are not directors or employees of RTP, RTL or any of their respective Subsidiaries provided that Law Debenture shall not thereby assume any obligation to procure that an appropriate number of persons are available for appointment as directors of RTP Shareholder SVC.

16	Amendments to this Agreement

RTP Shareholder SVC, RTAH and Law Debenture shall at any time concur with RTP and RTL in making any modifications to the provisions of this Agreement which:
(a)	are formal or technical amendments and which RTL and RTP inform it are not materially prejudicial to the interests of either RTP or RTL shareholders;

(b)	are necessary to correct manifest errors in this Agreement or inconsistencies between provisions of this Agreement or between provisions of this Agreement and the Sharing Agreement;

(c)	are by way of an amendment agreed between the parties pursuant to Clause 21.4; or

(d)	have previously been sanctioned by a Special Resolution of the Publicly-held RTL Ordinary Shares and a Special Resolution of the Publicly-held RTP Ordinary Shares, provided in each case that such modification does not affect the obligations or rights of RTP Shareholder SVC or Law Debenture under this Agreement or any provision affecting the performance by either of them of its obligations under this Agreement.

17	Transfer of the RTL Special Voting Share by RTP Shareholder SVC

17.1	Each of the parties agrees with each of the others that RTP Shareholder SVC may transfer the RTL Special Voting Share to another party at any time upon giving to RTL and RTP not less than three months’ written notice without assigning any reason, provided that no such transfer shall take effect unless and until a transferee of the RTL Special Voting Share satisfactory to both RTL and RTP shall have been found which has agreed to be bound by this Agreement or an agreement on equivalent terms.

17.2	Each of the parties agrees with each of the others that RTL and RTP together may require RTP Shareholder SVC to transfer the RTL Special Voting Share to a transferee of their choice:
(a)	by notice in writing effective forthwith if RTP Shareholder SVC or Law Debenture shall be in breach of any of the terms of this Agreement; and

(b)	by two months’ notice in writing without assigning any reason following the passing of a Special Resolution of the Publicly-held RTP Ordinary Shares and a Special Resolution of the Publicly-held RTL Ordinary Shares to the effect that RTP Shareholder SVC should transfer the RTL Special Voting Share.
17.3	Upon the transfer by RTP Shareholder SVC of the RTL Special Voting Share in accordance with this Clause 17:
(a)	this Agreement (apart from this Clause) shall be terminated as regards RTP Shareholder SVC and Law Debenture;

(b)	RTP shall pay to RTP Shareholder SVC any accrued remuneration and any other sums payable to it under Clause 11 or 13 and no further sums; and

(c)	no further liabilities on the part of or to RTP Shareholder SVC or Law Debenture shall arise under this Agreement except for any liabilities which had already accrued at the time of such transfer.
18	Notices

18.1	Any notice, demand, consent or other communication to RTP Shareholder SVC, Law Debenture, RTAH, RTL or RTP required to be given, made or served for any purposes under this Agreement shall be given to, made or served on a party by hand, by email or by facsimile transmission as follows:
18.1.1	by delivering it by hand to the address(es) set out below (or to such other address(es) as may have been notified to the other parties in accordance with this Clause 18):

to RTP Shareholder SVC:	Fifth Floor
100 Wood Street
London EC2V 7EX
England

Attention: The Company Secretary — The Law Debenture
Trust Corporation p.l.c.

and

27th Floor
530 Collins Street
Melbourne
Victoria 3000
Australia

Attention: The Company Secretary, RTP Shareholder SVC

to Law Debenture:	Fifth Floor
100 Wood Street
London EC2V 7EX
England

Attention: The Secretary

to RTAH:	2 Eastbourne Terrace
London W2 6LG
England

Attention: The Company Secretary

to RTL:	33rd Floor
120 Collins Street
Melbourne 3000
Victoria, Australia

Attention: The Company Secretary

to RTP:	2 Eastbourne Terrace
London W2 6LG
England

Attention: The Company Secretary
or
18.1.2	by sending it by facsimile to the facsimile number(s) set out below (or to such other facsimile number(s) as may from time to time have been notified to the other parties in accordance with this Clause 18):

to RTP Shareholder SVC:	(44) 207 606 0643 (for the attention of The Company
Secretary — The Law Debenture Trust Corporation p.l.c.)

and

(61) 3 9614 4661 (for the attention of The Company Secretary, RTP Shareholder SVC);

to Law Debenture:	(44) 207 606 0643 (for the attention of The Secretary)

to RTAH:	(44) 20 7781 1827 (for the attention of The Company Secretary)

to RTL:	(613) 9283 3707 (for the attention of The Company Secretary)

to RTP:	(44) 20 7781 1827 (for the attention of The Company Secretary)
or
18.1.3	by sending it by email to the email address(es) set out below (or such other email address(es) as may from time to time have been notified to the other parties in accordance with this Clause 18):

to RTP Shareholder SVC:	cosec@lawdeb.co.uk (for the attention of The Company Secretary — The Law Debenture Trust Corporation p.l.c.)

and

doyle815@bigpond.com (for the attention of The Company Secretary, RTP Shareholder SVC)

and

robwilliams@homechoice.co.uk (for the attention of The Company Secretary, RTP Shareholder SVC)

and

richard.spurio@aar.com.au (for the attention of The Company Secretary, RTP Shareholder SVC);

to Law Debenture:	cosec@lawdeb.co.uk (for the attention of The Secretary)

to RTAH:	matthew.whyte@riotinto.com (for the attention of The Company Secretary)

to RTL:	stephen.consedine@riotinto.com (for the attention of The Company Secretary)

to RTP:	matthew.whyte@riotinto.com (for the attention of The Company Secretary)
and any such notice, demand, consent or other communication shall be deemed to have been given, made or served:
(i)	if delivered by hand, at the time of delivery;

(ii)	if sent by facsimile, on receipt of a transmission record indicating successful transmission to the correct number; and

(iii)	if sent by email, at the time the email enters the Designated Information System of the intended recipient provided that no error message indicating failure to deliver has been received by the sender. For the purposes of this Clause, “Designated Information System” means the Information System designated by a party hereunder to receive electronic notices to this Agreement as identified by the email address specified in Clause 18.1.3 above and “Information System” means a system for generating, sending, receiving, storing or otherwise processing electronic communications.
18.2	Any notice to RTP Shareholder SVC shall be copied to Law Debenture.

19	Submission to Jurisdiction

19.1	Each of RTL and RTP Shareholder SVC hereby submit to the non-exclusive jurisdiction of the English courts in any proceedings brought against it by any of the others in respect of this Agreement and for such purposes RTL hereby irrevocably appoints Trusec Limited of 2 Lambs Passage, London EC1Y 8BB and RTP Shareholder SVC irrevocably appoints Law Debenture Trustees Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, England as its agent to receive service of any proceedings in such courts.

19.2	Each of Law Debenture, RTAH and RTP hereby submit to the non-exclusive jurisdiction of the courts of Australia in any proceedings brought against it by any of the others in respect of this Agreement and for such purposes each of RTP and RTAH hereby irrevocably appoints Allens Arthur Robinson Corporate Pty Ltd. (ACN 001 314 512) of Level 5, Deutsche Bank Place, 126 Phillip Street, Sydney NSW 2000 and Law Debenture hereby irrevocably appoints Allens Arthur Robinson Operations Pty Ltd (ACN 004 992 607) of Level 5, Deutsche Bank Place, 126 Phillip Street, Sydney NSW 2000 as its agent to receive service of any proceedings in such courts.

20	Damages not Adequate Remedy

Each of Law Debenture, RTP Shareholder SVC, RTAH, RTL and RTP hereby acknowledge and agree with each other that damages would not be an adequate remedy for the breach of any provision of this Agreement and, accordingly, each shall be entitled (to the extent entitled to institute proceedings in relation to the breach) to the remedies of injunction, specific performance and other equitable remedy for any such threatened or actual breach.

21	Miscellaneous

21.1	No assignment

Except as expressly otherwise provided herein, none of the parties may assign any of its rights or obligations under this Agreement in whole or in part without the approval of each of the others.

21.2	No waiver

No waiver by a party of a failure or failures by any of the other parties to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a like or different character.

21.3	No partnership or agency

Nothing in this Agreement (or in any of the arrangements contemplated hereby) shall be deemed to constitute a partnership between any of the parties to this Agreement, nor constitute any party as agent of any other party for any purpose.

21.4	Severance

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. Notwithstanding the foregoing, the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be invalid, illegal or unenforceable.

21.5	Whole Agreement

This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. The parties acknowledge that they have not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud, the parties agree and acknowledge that their only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute). In this Clause “this Agreement” includes all documents entered into pursuant to this Agreement.

21.6	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

22	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of England.
In witness whereof this Agreement has been executed on the date stated at the beginning.

SIGNED by	}	/s/ Guy Elliot

for and on behalf of RIO TINTO PLC in the presence of:		Guy Elliot

SIGNED by	}	/s/ Rob Williams

for and on behalf of RTP SHAREHOLDER SVC PTY LIMITED (ACN 070 481 908) in the presence of:		Rob Williams

/s/ David Doyle

David Doyle

THE COMMON SEAL of RIO TINTO LIMITED (ACN 004 458 404) was	}	/s/ Guy Elliot

hereunto affixed in the presence of:		Guy Elliot

/s/ Ben Mathews

Ben Mathews

SIGNED by	/s/ Matthew Whyte

for and on behalf of RIO TINTO AUSTRALIAN HOLDINGS	Matthew Whyte
LIMITED in the presence of:

THE COMMON SEAL of THE LAW DEBENTURE TRUST	/s/ Caroline Banszky

CORPORATION p.l.c. was hereunto affixed in the	Caroline Banszky
presence of: